As filed with the Securities and Exchange Commission on November 7, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH26 OPZ, United Kingdom

Tel: 011-44-0131-445-6159

(Address of principal executive offices)

Amended and Restated 2014 Equity Incentive Plan

(Full titles of the Plans)

Jeremy Stackawitz

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-7006

(Name and address of agent for service)

Copies to:

Alejandro E. Camacho, Esq.

Per B. Chilstrom, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares of nil par value per share	1,120,205(3)	$4.4425	$4,976,510.7125	$576.778

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the registrant’s Amended and Restated 2014 Stock Incentive Plan (such plan, as originally adopted on March 31, 2014, the “2014 Plan”, and, as subsequently amended and restated on October 28, 2016, the “Amended and Restated 2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding ordinary shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per ordinary share and the aggregate offering price is based upon the average of the high and low prices of the ordinary shares, as reported on the NASDAQ Global Market on November 4, 2016.
(3)	Includes (a) 370,205 ordinary shares that were automatically added to the number of shares authorized for issuance under the 2014 Plan on April 1, 2015 (170,205) and April 1, 2016 (200,000) pursuant to an “evergreen” provision contained in the 2014 Plan; and (b) 750,000 additional ordinary shares reserved for issuance under the Amended and Restated 2014 Plan. See “Explanatory Note” for additional information.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Quotient Limited (the “Company”) initially registered 1,500,000 ordinary shares for issuance under the 2014 Stock Incentive Plan (such plan, as originally adopted on March 31, 2014, the “2014 Plan”, and, as subsequently amended and restated on October 28, 2016, the “Amended and Restated 2014 Plan”) pursuant to a Registration Statement on Form S-8 (No. 333-195507) filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2014 (the “Prior Registration Statement”).

Pursuant to an “evergreen” provision contained in the 2014 Plan, on April 1 of each year from 2015 through 2023, the number of shares authorized for issuance under the 2014 Plan automatically increased by an amount equal to the lesser of 1% of the total number of the Company’s ordinary shares outstanding on March 31 of the preceding year, 200,000 ordinary shares or such smaller amount as determined by the Board of Directors of the Company. Pursuant to this provision, on April 1, 2015, 170,205 additional ordinary shares became authorized for issuance under the 2014 Plan, and on April 1, 2016, 200,000 additional ordinary shares became authorized for issuance under the 2014 Plan.

On October 28, 2016, at the annual shareholder meeting of the Company, the shareholders of the Company approved the adoption of the Amended and Restated 2014 Stock Incentive Plan, which reflected amendments to the 2014 Plan to increase by 750,000 both the number of ordinary shares authorized for issuance and the maximum number of ordinary shares that may be issued upon the exercise of incentive stock options.

The Company is filing this Registration Statement on Form S-8 to register (a) an aggregate of 370,205 ordinary shares that were automatically added to the number of shares authorized for issuance under the 2014 Plan pursuant to the “evergreen” provision contained in the 2014 Plan; and (b) 750,000 additional ordinary shares reserved for issuance under the Amended and Restated 2014 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the SEC are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•	The description of the ordinary shares contained in Amendment No. 3 to the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the SEC on October 30, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description;

•	The Current Reports on Form 8-K filed with the SEC on August 3, 2016, October 14, 2016 and October 31, 2016 (SEC Accession No. 0001564590-16-026530);

•	The Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the SEC on May 31, 2016 pursuant to Section 13 of the Exchange Act;

•	The Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2016 and September 30, 2016 filed with the SEC on August 9, 2016 and November 1, 2016, respectively; and

•	The Proxy Statement filed with the SEC on July 26, 2016 pursuant to Section 14(a) of the Exchange Act (but only with respect to information required by Part III of the Company’s Annual Report on Form 10-K for the year ended March 31, 2016).

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

A list of exhibits filed with this registration statement or incorporated by reference is set forth in the Exhibit Index hereto and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Edinburgh, Scotland on November 7, 2016.

Quotient Limited

By:	/s/ Paul Cowan
	Name:	Paul Cowan
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Cowan and Roland Boyd and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul Cowan Paul Cowan	President, Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2016

/s/ Roland Boyd Roland Boyd	Interim Chief Financial Officer Group Financial Controller and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2016

/s/ Thomas Bologna Thomas Bologna	Director	November 7, 2016

/s/ Frederick Hallsworth Frederick Hallsworth	Director	November 7, 2016

/s/ Brian McDonough Brian McDonough	Director	November 7, 2016

/s/ Sarah O’Connor Sarah O’Connor	Director	November 7, 2016

Name	Title	Date

/s/ Zubeen Shroff Zubeen Shroff	Director	November 7, 2016

/s/ Heino von Prondzynski Heino von Prondzynski	Director	November 7, 2016

/s/ John Wilkerson John Wilkerson	Director	November 7, 2016

/s/ Jeremy Stackawitz Jeremy Stackawitz	Authorized Representative in the United States	November 7, 2016

EXHIBIT INDEX

Exhibit number	Exhibit description

4.1*	Amended and Restated 2014 Stock Incentive Plan (as adopted on March 31, 2014 and amended and restated on October 28, 2016) (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 26, 2016).

5.1	Opinion of Carey Olsen

23.1	Consent of Ernst & Young LLP

23.2	Consent of Carey Olsen (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

*	Filed previously.

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